Resource Real Estate Diversified Income Fund

Item 77I - Terms of New or Amended Securities

a)

Resource Real Estate Diversified Income Fund (the "Registrant") began offering Class W shares on November 21, 2014.  Post−Effective Amendment No. 6 to the Registrant's Registration Statement, Accession Number 0001193125-14-421357, which includes the terms of the Class W shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.

b)

the Registrant began offering Class D, U and T shares on February 9, 2015.  Post−Effective Amendment No. 8 to the Registrant's Registration Statement, Accession Number 0001193125-15-039223, which includes the terms of the Class D, U and T shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.